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                                                                      Exhibit 16

March 3, 2003

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first five (5) paragraphs of Item 4 included in the Form 8-K dated March 3, 2003, of Sky Financial Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP

cc: Kevin T. Thompson
    Executive Vice President/ Chief Financial Officer